EXHIBIT 5.1
[Letterhead of Cairncross & Hempelmann, P.S.]
February 21, 2006
DataWave Systems Inc.
Wayne Interchange Plaza 1
145 Route 46 West
Wayne, New Jersey
     Re: Registration Statement on Form SB-2
Ladies and Gentlemen:
We have acted as counsel to DataWave Systems Inc., a Delaware corporation, in connection with the preparation of a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, which the Company is filing with the Securities and Exchange Commission covering the registration of 32,384,530 shares of Company common stock, $0.001 par value per share, on behalf of the selling stockholders identified in the Registration Statement, all of which shares are currently issued and outstanding.
In connection with this opinion, we have examined and relied upon such documents as we have deemed necessary for the purpose of this opinion, including the Registration Statement, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, as amended, and copies of minutes of Board meetings and actions by written consent in connection with the issuance of shares. As to various questions of fact, we have relied upon a certificate of an officer of the Company, dated February 21, 2006. With your permission, we have relied on the legal opinion to the Company dated December 28, 2004 from Clark, Wilson, Barristers and Solicitors (a copy of which was included in the Company’s Registration Statement on Form S-4, filed on December 28, 2004) that as of such date all of the issued and outstanding shares of common stock of the Company were duly issued, fully paid and non-assessable.
We have examined the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
Based upon and subject to the foregoing, we are of the opinion that the 32,384,530 shares of Company common stock included in the Registration Statement were validly issued, and are fully paid and non-assessable.
We hereby consent to the filing of this opinion as exhibit to the Registration Statement and further consent to the reference to our firm under the caption “Legal Matters.” In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ CAIRNCROSS & HEMPELMANN, P.S.